Exhibit 10.2

Lucius Partners, LLC

12 E 49th Street, Floor 11

New York, NY 10017

As of March 1, 2022

Mr. Nathan Pereira

Unite Acquisition 2 Corp.

12 E 49th Street, Floor 11

New York, NY 10017

Re:	Engagement of Lucius Partners LLC

Dear Mr. Pereira:

We are pleased to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services Levi Partners LLC (“Levi,” the “Firm,” “we,” “us” or “our”).

Annual Accounting & Administration Services

We agree to prepare annual financial statements as well as general bookkeeping records including monthly account reconciliation, accounts payable, accounts receivable reporting and journal entry on an as needed basis (the “Services”) for Unite Acquisition 2 Corp (the “Company, “you” or “your”) for the period beginning March 1, 2022.

The financial statements and/or the financial highlights (hereinafter referred to as the “financial statements”) are ultimately the responsibility of the Company’s, or Advisory Company’s as the case may be, management, and our preparation of the financial statements does not relieve management or those charged with governance of such responsibility. Although management may consult with us regarding accounting principles applied to the financial statements and methods of application, the selection of accounting principles and method of application is a determination made solely by management or those charged with governance.

Our services will be conducted in accordance with standards generally accepted in the United States of America.

Communication with Those Charged with Governance

As part of our engagement, we are responsible for communicating significant matters related to the Services that are, in our professional judgment, relevant to your responsibilities in overseeing the financial reporting process as well as other matters we believe should be communicated to those charged with governance. Such matters include, but are not limited to, (1) the initial selection of and changes in significant accounting policies and their application; (2) the process used by management in formulating particularly sensitive accounting estimates and the basis for our conclusions regarding the reasonableness of those estimates; and (3) any disagreements with management, whether or not satisfactorily resolved, about matters that individually or in the aggregate could be significant to the financial statements.

Lucius Partners, LLC

Issuance of Financial Statements

If you intend to otherwise publish or reproduce the financial statements or any document that make reference to our Firm, you agree to provide us with an advance copy for our review and approval before disseminating. You also agree to provide us with a copy of the final reproduced material for our approval before it is distributed. In addition, to avoid unnecessary delay or misunderstanding, it is important that you give us timely notice of your intention to issue any such document

Assistance by Your Personnel

We will ask that your personnel, to the extent possible, to make available all account statements, expenses reports, and other revenue and expense items in order for us to provide the Services. This assistance by your personnel will serve to facilitate the progress of our work and minimize our time requirements.

You acknowledge that your confidential information may be transmitted to us through an information portal or delivery system established by us or on our behalf. You shall notify us in writing of your employees, representatives, or other agents to be provided access to such portal or system; upon the termination of such status, you shall immediately notify us in writing. You acknowledge that you are responsible for the actions of your current and former employees, representatives, or other agents in connection with the transmission of your information.

Confidentiality/Access to Working Papers

To the extent that, in connection with this engagement, Levi comes into possession of your proprietary or confidential information, Levi will not, except as described herein, disclose such information to any third party without consent, except (a) as may be required by law, regulation, judicial or administrative process, or in accordance with applicable professional standards, or in connection with litigation pertaining to the subject matter of this engagement letter, or (b) to the extent such information (i) shall have otherwise become publicly available (including, without limitation, any information filed with any governmental agency and available to the public) other than as the result of a disclosure by Levi in breach hereof, (ii) is disclosed by you to a third party without substantially the same restrictions as set forth herein, (iii) becomes available to Levi on a non-confidential basis from a source other than you, your employees or agents which Levi believes is not prohibited from disclosing such information to Levi by obligation to you, (iv) is known by Levi prior to its receipt from you, your employees or agents without any obligation of confidentiality with respect thereto, or (v) is developed by Levi independently of any disclosures made by you or your employees or agents to Levi of such information. In addition, you acknowledge and agree that any such information that comes to the attention of Levi in the course of performing this engagement may be considered and used by Levi in the context of responding to its professional obligations as your accountants.

Lucius Partners, LLC

Third-Party Service Providers

The Firm may, from time to time, and depending on the circumstances, use third-party service providers to assist us with the Services. We may share confidential information about you with the third-party service providers, but remain committed to maintaining the confidentiality of your information. Accordingly, we maintain internal policies, procedures and safeguards to protect the confidentiality of your information. Furthermore, the Firm will remain responsible for the work performed by such third-party service providers.

Tax Services

We will consult on the preparation of federal, state, and local income tax returns for the year ended December 31, 2022. Lucius will work with and provide all necessary documents and financials to a third party for the preparation of necessary returns. At the discretion of the Company, Lucius, will assist in the initial discussions, interviews, pricing analysis etc. in order to assist the Company in determining which firm best fits its needs.

You are responsible for the information provided to us, and upon which we rely, for our preparation of your tax returns. Further, you are responsible for making all management decisions and assuming all management responsibilities; for designating a qualified management-level individual to be responsible and accountable for overseeing the services provided to you and evaluating the adequacy and results of the services performed.

Administration Services:

Lucius will organize and administer database of client and customer information. Lucius will consult on human resource issues as they arise.

Lucius Partners, LLC

Fees

Our fee for these services will be based on an agreed quarterly flat fee as set forth on the attached Schedule A. The quarterly flat fee is subject to modification if the amount billable at our standard hourly rates would exceed 125% of the agreed quarterly fee. Our standard hourly rates vary according to the level of the personnel assigned to your Services. You will be invoiced quarterly. Our invoices for these fees will be rendered as due and payable upon presentation. In the event that you dispute any of the fees or expenses on a specific invoice, you agree to notify us within thirty (30) days of receipt of the invoice of such dispute. If you fail to notify us within the thirty (30) day period, your right to dispute such invoice will be waived. Prior to the commencement of the services described above, any past due balances are required to be paid in full. In accordance with our Firm policies, should any invoice remain unpaid for more than thirty (30) days, we reserve the right to defer providing any additional services until all outstanding invoices are paid in full. Amounts past due sixty (60) days from the invoice date will incur a finance charge of 1% per month. Nothing herein shall be construed as extending the due date of payments required under this agreement, and you agree that we are not responsible for the impact on the Company of any delay that results from such non-payment by you.

Partners	$495-$685 average rate per hour

Seniors & Staff	$165-$225 average rate per hour

Termination

We acknowledge your right to terminate our services at any time, and you acknowledge our right to resign at any time, subject in either case to our right to payment for all direct and indirect charges including out-of-pocket expenses incurred through the date of termination or resignation or thereafter as circumstances and this agreement may require, plus applicable interest, costs, fees and attorneys’ fees.

No action, regardless of form, arising out of the services under this agreement may be brought by either party more than one year after the date the last services are provided under this agreement.

The Company hereby indemnifies Lucius and its partners, principals, and employees, and holds them harmless from all claims, liabilities, losses, and costs arising in circumstances where there has been a known misrepresentation by a member of the Company’s management, regardless of whether such person was acting in the Company’s interest. This indemnification will survive termination of this letter of engagement.

Lucius Partners, LLC

Agreement

This letter comprises the complete and exclusive statement of the agreement between the parties, superseding all proposals oral or written and all other communications between the parties. If any provision of this letter is determined to be unenforceable, all other provisions shall remain in force.

It is hereby understood and agreed that this engagement is being undertaken solely for the benefit of the Company and any current Advisory Client and that no other person or entity shall be authorized to enforce the terms of this engagement.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know.

Very truly yours,

Lucius Partners LLC

/s/ Matthew Eitner
Matthew Eitner, Manager

ACCEPTED

/s/ Nathan Pereira

By Nathan Pereira, President:

Date signed: 5/9/2023       Effective Date as set forth above.

Schedule A to Engagement Letter Dated as of March 1, 2022

Lucius Partners LLC to Unite Acquisition 2 Corp.

Quarterly Fees for Services:

1.	Advisory, Accounting & Admin Fees	$1,250